 Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. RAISES 2022 AND 2023 FINANCIAL GUIDANCE

New York, New York, January 4, 2023: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that it is raising its guidance for year ended December 31, 2022, in light of better-than-expected fourth quarter sales.

The Company is now expecting full-year 2022 net sales of $1.08 billion; previous sales guidance was $1.025 billion. With the increase in sales and concurrent operating leverage, diluted earnings per share should approximate $3.60, up from $3.40, the prior estimate. Thus, management is looking for a 23% increase in net sales and a 31% increase in diluted earnings per share as compared to 2021. Inter Parfums plans to announce final 2022 sales on or about January 23, 2023 and full year results on or about February 28, 2023.

Jean Madar, Chairman & Chief Executive Officer of Inter Parfums, Inc. stated, “The final quarter of the year was exceptionally strong for both our U.S. and European based operations. Indicators and order levels point to a continuation of strong sales growth in 2023, which enables us to also increase our sales guidance for 2023 from $1.11 billion to $1.15 billion and diluted earnings per share from $3.70 to $3.75.”

About Inter Parfums, Inc.:

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan, DKNY, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont, Ungaro and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2021 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Michel Atwood, CFO		The Equity Group Inc.
(212) 983-2640		Karin Daly (212) 836-9623/ kdaly@equityny.com
matwood@interparfumsinc.com		Linda Latman (212) 836-9609/ llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com